Execution Copy

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 24th day of April, 1998, (the "Plan Date") by and among INTERNATIONAL ISOTOPES INC., a Texas corporation ("Acquisition Parent"), I3 ACQUISITION SUB INC., a Texas corporation, a wholly owned subsidiary of Acquisition Parent ("Acquisition Sub"), MAC ISOTOPES, INC., a Colorado corporation ("Target"), and MACTEC, INC., a Colorado corporation, the sole shareholder of Target ("Target Parent").

                              W I T N E S S E T H:

      WHEREAS, Target is involved in the sale and distribution of radioactive isotopes and has exclusive contracts for the production, processing and distribution of such radioactive isotopes;

      WHEREAS, Acquisition Parent is involved in the manufacture, sale and distribution of radioisotopes, pharmaceutical radiochemicals and finished radio pharmaceuticals and has proprietary and exclusive production contracts and will further develop new radioisotopes, imaging and therapeutic devices; and

      WHEREAS, Acquisition Sub and Target, and their respective boards of directors and shareholders, deem it advisable for the welfare and best interests of the corporations that Acquisition Sub be merged with and into Target on the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the States of Colorado and Texas;

      NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I.

                                     MERGER

      1.1 Merger of Acquisition Sub Into Target. At the Effective Time (as defined in Section 1.2 below), Acquisition Sub shall be merged with and into Target (the "Merger"). The separate existence of Acquisition Sub shall cease at the Effective Time of the Merger and Target shall continue its corporate existence as the Surviving Corporation (herein so called) and as a wholly owned subsidiary of Acquisition Parent.

      1.2 Effective Time of the Merger. The Merger shall become effective as of the date specified in the Certificate of Merger filed pursuant to Section 1.8 below, which is expected to be April 24, 1998.

      1.3   Effects of the Merger. At the Effective Time of the Merger:

            (a) the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Target and Target shall be the Surviving Corporation;

            (b) the Articles of Incorporation of Target as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation, provided that prior to the Effective Time such Articles of Incorporation shall be amended to allow for such number of Directors as specified in the Target's Bylaws;

            (c) the Bylaws of Target as in effect immediately prior to the Effective Time of the merger shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and as provided by law, provided that prior to the Effective Time the Target's Bylaws shall have been amended to a form acceptable to Acquisition Parent and its legal counsel;

            (d) the directors of Acquisition Sub in office at the Effective Time of the Merger shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office;

            (e) the officers of Acquisition Sub in office at the Effective Time of the Merger shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, at the pleasure of the board of directors of the Surviving Corporation and until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office;

            (f) the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of the Target and the Acquisition Sub and all property, real, personal, and mixed, and all liabilities, obligations, and debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to the Target or Acquisition Sub, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

            (g) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of Target and Acquisition Sub and any claim existing or action or proceeding pending by or against either of Target or Acquisition Sub may be prosecuted as if the Merger had not taken place and the Surviving Corporation had been substituted in its place. Neither the rights of creditors nor liens upon the property of either Target or Acquisition Sub shall be impaired by the Merger.


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


      1.4 Conversion of Target Stock. At the Effective Time, the following actions shall occur:

            (a) Target Parent shall first convert to equity that portion of the inter-company liability then shown on Target's balance sheet (the "Inter-Company Liability") which will leave the sum of Five Hundred Thousand Dollars ($500,000.00) remaining in the Inter-Company Liability;

            (b) Immediately following the action taken by Target Parent in (a) above, all of the shares of the Target common stock, $0.01 par value per share, issued to and then outstanding in Target Parent (the "Target Stock") shall be converted into the right to receive that number of issued and outstanding shares of Acquisition Parent common stock, $0.01 par value per share (the "Acquisition Parent Stock") as shall have a total aggregate Market Value of the sum of (i) Two Million Dollars ($2,000,000.00) plus (ii) that amount of Inter-Company Liability which was converted to equity by Target Parent in (a) above. For purposes of this Agreement, the "Market Value" of a share of Acquisition Parent Stock shall be equal to the average of the closing sale price of Acquisition Parent Stock as reported on the NASDAQ Small Cap Market for each of the sixty
(60) trading days ending five (5) trading days prior to the Effective Time; and

            (c) Immediately following the actions taken by all parties in (b) above, Acquisition Parent shall capitalize Target to the extent necessary to allow Target to make payment in full of its remaining Inter-Company Liability to Target Parent and shall insure that Target takes that action by making such payment in full in good funds.

      1.5 Conversion of Acquisition Sub Stock. At the Effective Time of the Merger, each share of Acquisition Sub common stock, $.01 par value per share (the "Acquisition Sub Stock"), that is outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of Target Stock and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      1.6 Cancellation of Treasury Stock. Any shares of Target Stock held in the treasury of Target at the Effective Time of the Merger shall be canceled at the Effective Time of the Merger and no cash or securities shall be issuable with respect to such treasury shares.

      1.7 Exchange of Certificates. At the Effective Time of the Merger, Target Parent shall surrender its stock certificates representing the Target Stock for cancellation and shall cease to have any rights with respect to the Target Stock, and upon such surrender, shall be entitled to receive the items described in Section 1.4, above. At the Effective Time of the Merger, Acquisition Parent shall surrender its stock certificates representing the Acquisition Sub Stock for cancellation, and upon such surrender, shall be entitled to receive stock certificates representing the Target Stock into which the Acquisition Sub Stock has been converted, in accordance with Section 1.5, above.


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


      1.8 Certificate of Merger. A certificate of merger, substantially in the form of Exhibit A to this Agreement (the "Certificate of Merger") shall be executed and delivered on behalf of Target and Acquisition Sub and submitted to the Secretary of State of the State of Texas and the Secretary of State of the State of Colorado for filing upon the satisfaction of the other conditions precedent to the consummation of the Merger provided in this Agreement.


                                   ARTICLE II.

           REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET PARENT

Target and Target Parent jointly and severally represent and warrant to Acquisition Parent that the following representations and warranties are true and correct as of the Plan Date and will be true and correct at the Effective Time.

      2.1 Authorization. This Agreement has been duly executed and delivered by Target and Target Parent and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (c) rights to indemnification hereunder may be limited under applicable securities laws (the items described in clauses (a) through (c) hereof, the "Equitable Exceptions"). Target and Target Parent each has, or prior to the Effective Time will have, full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby and to effect the Merger.

      2.2 Organization, Existence and Good Standing of Target. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target is duly qualified or licensed as a foreign corporation and in good standing in the State of Idaho, which is the only jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The only other name under which Target has done business in the last five (5) years is "MAC Isotopes, LLC." Target has not been a subsidiary or division of another corporation other than Target Parent or a part of an acquisition which was later rescinded. The minute books of Target, as heretofore made available to Acquisition Parent, are correct and complete in all material respects.


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


      2.3   Capital Stock of Target.

            (a) Target's authorized capital stock consists of 10,000,000 shares of common stock, $.01 par share, of which 100 shares are issued and outstanding. All of the Target Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights (except any statutory preemptive rights, which Target Parent hereby waives). There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Target to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 2.3.

            (b) Target Parent (i) owns of record and beneficially and has good and marketable title to all of the issued and outstanding Target Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, "Liens"), and (ii) has the right to vote the Target Stock on any matters as to which any shares of Target Stock are entitled to be voted under the laws of the State of Colorado and Target's Articles of Incorporation and Bylaws, free of any right of any other person.

      2.4 Subsidiaries. Target does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is Target, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5   Financial Statements.

            (a) Target Parent has previously furnished to Acquisition Parent the audited consolidated balance sheet of Target Parent as of October 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the three (3) fiscal years then ended, each as reviewed by certified public accountants. Target has provided to Acquisition Parent Target's unaudited balance sheet, management's statements of operations and shareholders' equity for the fiscal year ended October 31, 1997 and for the five-month period ended February 27, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of Target and Target Parent as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP.

            (b) Except to the extent (and not in excess of the amounts) reflected in the February 27, 1998 balance sheet included in the Financial Statements or as disclosed on Schedule 2.5, Target has no liabilities or obligations required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to February 27, 1998.


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


Target has informed Acquisition Parent of the contingent liability for the hazardous waste spill described on Schedule 2.5. Target has no other contingent liabilities. Target has further informed Acquisition Parent that the unaudited Financial Statements for Target do not include a reserve for Taxes (as defined in Section 2.8) because such a reserve is maintained by Target Parent on its Financial Statements for Target's benefit.

      2.6 Accounts and Notes Receivable. Set forth on Schedule 2.6 is an accurate list of the accounts and notes receivable of Target, as of February 27, 1998 included within the Financial Statements, and including receivables from and advances to employees and the Target Parent. Target shall provide Acquisition Parent with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except to the extent reflected on
Schedule 2.6, all such accounts and notes are legal, valid and binding obligations of the obligers collectible in the amount shown on Schedule 2.6, net of reserves reflected in such balance sheet. To the extent the Surviving Corporation is unable to collect any of such receivables, the provisions of
Section 4.11 shall apply.

      2.7 Permits. Target holds all licenses, franchises, permits and other governmental authorizations necessary to operate its properties and carry on its business as now being conducted (the "Material Permits"), the absence of any of which would have a material adverse effect on the business, operations, properties, assets or conditions (financial or otherwise), results of operations or prospects of Target (a "Material Adverse Effect"). An accurate list and summary description of all such Material Permits is set forth on Schedule 2.7 hereto. The Material Permits are valid, and Target has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Target has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all applicable licenses, franchises, permits, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 2.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Target by, any such Material Permits.

      2.8   Tax Matters.

            (a) Target Parent has filed, on a consolidated basis, all income tax returns required to be filed by Target and all returns of other Taxes (as defined below) required to be filed by Target and has paid or provided for (or Target Parent has provided for) all Taxes shown to be due on such returns, and all such returns are accurate and correct in all respects. Except as set forth on Schedule 2.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against Target; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against Target that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes of Target. No federal, state or foreign income tax returns of Target have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that Target has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Effective Time against Target for any tax period ending on or prior to the Effective Time other than for Taxes disclosed on Schedule
2.8. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

            (b) Target is not a party to any Tax allocation or sharing agreement.

            (c) Target has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662(d) of the Code.

            (d) Target has not been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than Target (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (e) Target's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on Target's Tax books and records.

      2.9   Assets and Properties.

            (a)   Real Property. Target does not own any real property.

            (b) Personal Property. Except as set forth on Schedule 2.9 and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, Target owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since February 27, 1998, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

            (c) Condition of Properties. The leasehold estates that are the subject of the Real Property Leases (as defined in Section 2.10) and the tangible personal property owned or leased by Target are in good operating condition and repair, ordinary wear and tear excepted; and neither Target nor Target Parent have any knowledge of any condition not disclosed herein of any such leasehold estate that would materially affect the leasehold estate or otherwise have a Material Adverse Effect.

            (d) Compliance. The continued use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. There are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

      2.10  Real Property Leases; Options. Schedule 2.10 sets forth a list of
(a) all leases and subleases under which Target is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (b) all material options held by Target or contractual obligations on the part of Target to purchase or acquire any interest in real property; and (c) all options granted by Target or contractual obligations on the part of Target to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Acquisition Parent. Target has not assigned any Real Property Leases or any such options or obligations. There are no liens on the interest of Target in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and
(ii) those matters set forth on Schedule 2.10. The Real Property Leases and options and contractual obligations listed on Schedule 2.10 are in full force and effect and constitute binding obligations of Target and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by Target or, to the best knowledge of Target and Target Parent, by any other party thereto.

      2.11  Environmental Laws and Regulations.

            (a) (i) Except as set forth on Schedule 2.11(a), during the occupancy and operation of the "Subject Property" (as defined below) by Target and, to the knowledge of Target and Target Parent, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of "Hazardous Substances" (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements" (as defined below); (ii) during the occupancy and operation of the Subject Property by Target and, to the knowledge of Target and Target Parent, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the knowledge of Target and Target Parent, the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by Target or other tenants of the Subject Property in the ordinary course of their business; (iv) to the knowledge of Target and Target Parent, there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) to the knowledge of Target and Target Parent, there are no above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 2.11(a), Target has never owned, operated, or leased any real property other than the Subject Property; and (vii) to the knowledge of Target and Target Parent, Target's transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by Target at the time of Target's ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements.

            (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

            "Hazardous Substance" means (i) any "hazardous substance" as defined in ss.101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, as amended from time to time (29 U.S.C. ss. 651 et seq.), or any regulations promulgated thereunder; or
      (ii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

            "Subject Property" means all property subject to the Real Property Leases and any properties listed on Schedule 2.10, but excludes the Test Reactor Hot Cells facility at the Idaho National Engineering Laboratory (the "TRAHC").

            (c) With respect to the TRAHC, (i) Target's use of such facility and its operations therein is in compliance with the Environmental Requirements specifically applicable to the kind of business conducted by Target at the site, including but not limited to National Environmental Policy Act Document Number TRA-96-013 (the "Business-Specific Environmental Requirements"); (ii) during the occupancy and operation of the TRAHC by Target and, to the knowledge of Target and Target Parent, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the TRAHC in a quantity or manner that violates or requires further investigation or remediation under the Business-Specific Environmental Regulations, except as disclosed on Schedule 2.11(c); and (iii) to the knowledge of Target and Target Parent, there is no pending or threatened litigation or administrative proceeding concerning the


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


TRAHC involving Hazardous Substances or the Business-Specific Environmental Regulations except as disclosed on Schedule 2.11(c). Target is in compliance with the environmental regulatory provisions of the Commercial Use Subcontract Number C96-175950 between Target and Lockheed Martin Idaho Technologies Company dated as of October 1, 1996 (the "LMITCO Contract").

      2.12  Contracts.

            (a) Set forth on Schedule 2.12(a) is a list of all material contracts, agreements, arrangements and commitments (whether oral or written) to which Target is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments (the following, "Contracts") that relate to (i) the sale, lease or other disposition by Target of all or any substantial part of its business or assets (other than in the ordinary course of business) or the maintenance thereof, (ii) the purchase or lease by Target of a substantial amount of assets (other than in the ordinary course of business), (iii) the supply by Target of any customer's requirements for any item or the purchase by Target of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by Target, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise,
(vi) any transaction or matter with any affiliate of Target, (vii) noncompetition, (viii) the acquisition by Target of any operating business or the capital stock of any person since February 27, 1998, (ix) the use of any facility used in connection with Target's business, or (x) any other matter that is material to the business, assets or operations of Target.

            (b) Except as set forth on Schedule 2.12(b), each Contract is in full force and effect on the Plan Date hereof, Target is not in default under any Contract, Target has not given or received notice of any default under any Contract, and, to the knowledge of Target and Target Parent, no other party to any Contract is in default thereunder.

      2.13 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Target and the Target Parent and the consummation of the transactions contemplated hereby, including but not limited to the Merger, will not (i) violate any provision of the Articles of Incorporation or Bylaws of Target, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Target or the Target Parent or their respective properties or assets are bound, or (iii) except as set forth on Schedule 2.13, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of Target or any other agreement, contract, indenture, mortgage or instrument to which Target is a party or by which any of its properties or assets is bound.

      2.14 Consents. Except as set forth on Schedule 2.14, no consent, approval or other authorization of any governmental authority or under any Contract or other agreement or commitment to which Target or Target Parent are parties or by which their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by Target and Target Parent or the consummation by Target and Target Parent of the transactions contemplated hereby, including but not limited to the Merger.

      2.15 Litigation and Related Matters. Set forth on Schedule 2.15 is a list of all actions, suits, proceedings, investigations or grievances pending against Target or, to the best knowledge of Target and Target Parent, threatened against Target, the business or any property or rights of Target, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 2.15 either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Target to carry on its business substantially as now conducted. Target is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.

      2.16 Compliance with Laws. Target (a) is in material compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees, and (b) possesses all Material Permits.

      2.17 Intellectual Property Rights. Target does not have any domestic or foreign trade names, trademarks, service marks, trademark registrations or applications, service mark registrations or applications, patents, patent applications, patent licenses, software licenses or copyright registrations or applications, nor does it use any such intellectual property in the operation of its business.

      2.18  Employee Benefit Plans.

            (a) Target Parent maintains each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of Target or any of its Group Members (as defined below) (collectively, the "Plans") in substantial compliance with applicable law and each such Plan has been administered and operated in all material respects in accordance with its terms. Except as set forth on Schedule 2.18, neither the execution and delivery of this Agreement by Target or the consummation of the transactions contemplated hereby, including but not limited to the Merger, will (i) entitle any current or former employee of Target to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")). For purposes of this

Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes Target, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes Target or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes Target.

            (b) Target Parent will retain all liability with respect to any Plan and will indemnify and hold Surviving Corporation, Acquisition Sub and Acquisition Parent harmless with respect to any benefit owed or claim made under any Plan, it being understood that Surviving Corporation, Acquisition Sub and Acquisition Parent do not intend to assume any Plan applicable to Target's employees.

      2.19  Employees; Employee Relations.

            (a) Schedule 2.19 sets forth (i) the name, hire date and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Target to each employee, (ii) any increase to become effective after the Plan Date in the total compensation or rate of total compensation payable by Target to each such person, (iii) any increase to become payable after the Plan Date by Target to employees other than those specified in clause (i) of this Section 2.19(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by Target to, or made to Target by, any director, officer or employee, and
(v) all other transactions between Target and any director, officer or employee thereof since February 27, 1998.

            (b) Except as disclosed on Schedule 2.19, Target is not a party to, or bound by, the terms of any collective bargaining agreement, and Target has not experienced any material labor difficulties during the last five (5) years. Except as set forth on Schedule 2.19, there are no labor disputes existing, or to the best knowledge of Target and Target Parent, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of Target and Target Parent, are threatened.

            (c) The relationships enjoyed by Target with its employees are good and Target and Target Parent have no knowledge of any facts that would indicate that the employees of Target will not continue in the employ thereof following the Effective Time on a basis similar to that existing on the date of this Agreement. Since February 27, 1998, Target has not experienced any difficulties in obtaining any qualified personnel necessary for the operations of its business and, to the best knowledge of Target and Target Parent, no such shortage of qualified personnel is threatened or pending. Except as disclosed on
Schedule 2.19, Target is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of Target and Target Parent, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. Target is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Target. Since February 27, 1998, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and Target has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period.

            (d) Target is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

      2.20 Insurance. Target Parent maintains all policies and contracts for fire, casualty, liability and other forms of insurance for the benefit of Target. All such policies are in full force and effect and shall remain in full force until the Effective Time. Such policies shall not be available to the Surviving Corporation after the Merger.

      2.21 Interests in Customers, Suppliers, Etc. No shareholder, officer, director or affiliate of Target possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of Target. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 2.21.

      2.22 Business Relations. Except as set forth on Schedule 2.22, to the best knowledge of Target and Target Parent, no supplier of Target has or will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. Except as set forth on Schedule 2.22, since February 27, 1998, Target has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of Target and Target Parent, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its suppliers.

      2.23 Officers and Directors. Set forth on Schedule 2.23 is a list of the current officers and directors of Target.

      2.24 Bank Accounts and Powers of Attorney. Schedule 2.24 sets forth each bank, savings institution and other financial institution with which Target has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of Target is identified on Schedule 2.24. Except as disclosed on such Schedule, Target has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

      2.25  Absence of Certain Changes or Events. Except as set forth on
Schedule 2.25 or as otherwise contemplated by this Agreement, since February 27, 1998, there has not been (a) any damage, destruction or casualty loss to the physical properties of Target (whether or not covered by insurance), (b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to Target, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of Target, any repurchase, redemption or other acquisition by Target of any capital stock or other securities, or any agreement, arrangement or commitment by Target to do so, (e) any increase that is material in the compensation payable or to become payable by Target to its directors, officers, employees or agents or any increase in the rate or terms of any bonus, pension or other employee benefit Plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 2.25,
(f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of Target, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by Target, (g) any change in the relations of Target with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by Target in excess of $10,000.

      2.26 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Acquisition Parent pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, including but not limited to the Merger, are and will be complete and accurate in all material respects. No representation or warranty by Target Parent or Target contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Target Parent or Target to Acquisition Sub or Acquisition Parent in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Target Parent that has specific application to Target (other than general economic or industry conditions) and that materially adversely affects or, as far as Target Parent can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Target that has not been set forth in this Agreement or any schedule hereto.

Target Parent represents and warrants to the Acquisition Sub and Acquisition Parent that the following representations and warranties are true and correct as of the Plan Date and will be true and correct at the Effective Time.

      2.27 Investment Purposes. When Target Parent receives the Acquisition Parent Stock in accordance with Section 1.4 hereof, it will do so for investment for its own account, and not with a view to, or for resale in connection with, any distribution of any part of such securities to third parties within the meaning of such terms as used in the Securities Act of 1933, as amended (the "Securities Act"). Target Parent understands that the Acquisition Parent Stock cannot be sold, transferred, or otherwise disposed of without registration under the Securities Act or exemption therefrom. Target Parent has no present intention of selling, granting any participation in, or otherwise distributing the Acquisition Parent Stock, except in connection with a distribution to its stockholders, or except in connection with the Option to Sell Agreement (the "Equity Agreement") attached hereto as Exhibit B or pursuant to the registration of the Acquisition Parent Stock or an exemption therefrom. By executing this Agreement, Target Parent further represents that Target Parent does not have any contract, undertaking, agreement or arrangement with any person other than Acquisition Parent to sell, transfer or grant participation to such person or to any third person, with respect to any of the Acquisition Parent Stock, except in connection with a distribution to it stockholders, or except in connection with the Equity Agreement. Target Parent recognizes that the offering, sale and delivery of the Acquisition Parent Stock pursuant to the Merger has not been registered by Acquisition Parent pursuant to the registration provisions of the Securities Act in reliance upon the availability of an exemption under the Securities Act which depends, in part, on Target Parent's representations contained herein. Target Parent recognizes that the stock certificate or certificates representing the Acquisition Parent Stock to be issued to Target Parent shall bear a legend substantially in the following form:


      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD,

      TRANSFERRED FOR VALUE, PLEDGED, HYPOTHECATED, OR OTHERWISE ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE OR IN THE ABSENCE OF AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS."

      "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO SELL AGREEMENT DATED EFFECTIVE APRIL 24, 1998, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, WHICH GOVERNS THE TRANSFERABILITY OF THE SHARES IN CERTAIN INSTANCES. A COPY OF SAID OPTION TO SELL AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER OF THIS CERTIFICATE UPON RECEIPT OF THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE RECORD HOLDER REQUESTING SUCH COPY."


                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF ACQUISITION PARENT

Acquisition Parent represents and warrants to Target and Target Parent as follows:

      3.1 Organization and Authorization. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquisition Sub and Acquisition Parent has, or prior to the Effective Time will have, all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Acquisition Sub and Acquisition Parent and the consummation by Acquisition Sub and Acquisition Parent of the transactions contemplated hereby have been or will be duly authorized by Acquisition Sub and Acquisition Parent prior to the Effective Time and no other corporate action on the part of Acquisition Sub or Acquisition Parent will be necessary to authorize the transactions contemplated hereby, including but not limited to the Merger. This Agreement has been duly executed and delivered by Acquisition Sub and Acquisition Parent and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, subject to the Equitable Exceptions.

      3.2 No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Acquisition Sub and Acquisition Parent and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or Bylaws of such parties, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which such parties or their properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Acquisition Sub or Acquisition Parent is a party or any of its properties or assets is bound.

      3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Acquisition Sub or Acquisition Parent or the consummation by Acquisition Sub or Acquisition Parent of the transactions contemplated hereby, including but not limited to the Merger.

      3.4   Financial Statements

            (a) Acquisition Parent has previously furnished to Target and Target Parent the Form 10-KSB of Acquisition Parent, filed with the United States Securities and Exchange Commission on March 31, 1998, which contains the consolidated financial statements with an independent auditor's report of Acquisition Parent, including the consolidated balance sheets of Acquisition Parent for the fiscal years ended December 31, 1996 and December 31, 1997, the consolidated statements of operations for the fiscal year ended December 31, 1997, for the period from November 1, 1995 to December 31, 1996, and for the period from November 1, 1995 to December 31, 1997, the consolidated statements of stockholders' equity for the fiscal year ended December 31, 1997, for the period from November 1, 1995 to December 31, 1996, and for the period from November 1, 1995 to December 31, 1997, the consolidated statements of cash flows for the fiscal year ended December 31, 1997, for the period from November 1, 1995 to December 31, 1996, and for the period from November 1, 1995 to December 31, 1997, and the notes thereon (collectively, the "Acquisition Parent Financial Statements"). The Acquisition Parent Financial Statements present fairly the financial position and results of operations of Acquisition Parent as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP.

            (b) Except to the extent reflected in the Acquisition Parent Financial Statements or as disclosed on Schedule 3.4, Acquisition Parent has no liabilities or obligations required to be reflected in the Financial statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 1997.

                                   ARTICLE IV.

                            COVENANTS OF THE PARTIES

      4.1 Course of Conduct by Target. From the Plan Date through and until the Effective Time, except as approved in writing by Acquisition Parent or as otherwise permitted or contemplated by this Agreement, Target's business shall be conducted only in the ordinary course of business consistent with past practice, and Target Parent shall cause Target to comply with the following covenants:

            (a) Capital Expenditures. Target shall not make any capital expenditures or commitments therefor which, when combined with capital expenditures or commitments therefor after February 27, 1998 would exceed $5,000.

            (b) Articles of Incorporation; Bylaws. Target shall not make any change in its Articles of Incorporation or Bylaws except as may be requested by Acquisition Parent in connection with the Merger.

            (c)   Stock Issuance: Redemptions: Reorganizations. Target shall not
(i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating Target to issue, grant or dispose of any capital shares or other securities of Target, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating Target to redeem or acquire, any shares of capital stock or other securities of Target, or (iii) authorize or effect or make any agreement, arrangement or commitment obligating Target to effect, any reorganization, recapitalization or split-up of such capital stock of Target.

            (d) Employee Matters. Target shall not (i) except for increases in compensation of employees required under any collective bargaining agreement listed on Schedule 2.19, make any increase that is material in the compensation payable or to become payable to any of the officers, employees, or agents of Target, or (ii) make, amend or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit or other similar Plan or arrangement or make any voluntary contribution to any such Plan or arrangement.

            (e) Insurance Coverage. Target Parent shall maintain on Target's behalf, insurance coverage for the benefit of Target on the same basis as, or on a substantially equivalent basis to, the current insurance coverage as of the Plan Date.

            (f) Business Organization. Target shall use commercially reasonable efforts to preserve intact its business organization and to keep available the services of its present officers and employees as a group.

            (g) Maintenance of Property. Target shall maintain its equipment and other tangible personal property in its present operating condition and repair, ordinary wear and tear excepted. Target will fully perform and pay for all maintenance, painting, repairs, alterations and other work required to be performed by Target as lessee under the Real Property Leases listed on Schedule 2.10.

            (h) Relations with Suppliers, Etc. Target will use commercially reasonable efforts to preserve its relationships with its material suppliers, customers and others having material business dealings with it. Target promptly shall notify Acquisition Parent if Target is informed by any of its or suppliers that such or supplier will or may cease to do business with Target either prior to or following the Effective Time.

            (i) Incurrence of Debt. Target will not voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business, consistent with past practice.

            (j) Liens. Target will not mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Liens created in the ordinary course of business, consistent with past practice.

            (k) Disposition of Assets. Target will not sell, transfer or otherwise dispose of any of its tangible or intangible property or assets, except for inventory and supplies sold, disposed of or consumed and accounts receivable collected or written off in the ordinary course of business, consistent with past practice. Target will not cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

            (l) Agreements, Leases and Licenses. Target will not amend, terminate before the end of its term, or allow to lapse any material agreement, lease, license or permit to which it is a party or of which it is the holder.

            (m) Accounting Practices. Target will not make any material changes in its accounting methods, principles or practices, except as required by GAAP.

            (n) Changes in Business Practice. Target will not take any action, the purpose or effect of which is to shift income from post-closing periods to the pre-closing period or to defer expenses from the pre-closing period to post-closing periods, which action is not in the ordinary course of business, consistent with past practice.

            (o) Transactions with Affiliates. Target will not enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, any affiliate of Target or any officer, director or shareholder of Target, except for salaries and travel advances consistent with past practices or as otherwise specifically permitted by this Agreement, and except for repayment of the Inter-Company Liability in accordance with the terms of such arrangement and as described herein.

            (p) Material Transactions. Target will not enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice.

      4.2 Approvals and Consents. Target and Target Parent shall use their respective reasonable best efforts (i) to cause all conditions to the obligations of Acquisition Sub and Acquisition Parent under this Agreement over which they are able to exercise influence or control to be satisfied prior to the Effective Time and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby, including but not limited to any consent required under the LMITCO Contract.

      4.3 Investigations. Target shall provide Acquisition Parent and its representatives and agents such access to the books and records of Target and furnish to Acquisition Parent such financial and operating data and other information with respect to the businesses and property of Target as it may reasonably request from time to time, and permit Acquisition Parent and its representatives and agents to make such inspections of Target's properties as they may reasonably request. Target Parent shall promptly arrange for Acquisition Parent and its representatives and agents to meet with such directors, officers, employees and agents of Target as requested.

      4.4 Environmental Inspection. Target, at its own cost and expense, shall provide Acquisition Parent access to all records and information concerning all Hazardous Substances, used, stored, generated, treated or disposed of by Target, all environmental or safety studies conducted by or on behalf of Target and all reports, correspondence or filings to governmental agencies with jurisdiction over Environmental Requirements or Business-Specific Environmental Requirements concerning the compliance with Environmental Requirements or Business-Specific Environmental Requirements, all policies and procedures manuals or guidelines utilized by Target to comply with Environmental Requirements or Business-Specific Environmental Requirements, and any other information reasonably requested by Acquisition Parent pertaining to environmental, health and safety issues (the "Environmental Information"). Target agrees that Acquisition Parent shall have the right to inspect the Environmental Information, including the performance of an environmental site assessment and audit. Target understands and agrees that Acquisition Parent and its agents and representatives may find it appropriate to contact governmental agencies for purposes of obtaining information in the possession of such agencies in connection with their analysis of the Environmental Information or as a result of their other investigations.

      4.5   Records Pertaining to Target.

            (a) Turnover of Records. At the Effective Time, Target Parent will deliver or cause to be delivered to Acquisition Parent any records (i) in the possession of Target Parent, (ii) applicable primarily to Target, and (iii) of which Acquisition Parent does not already have copies.

            (b) Retention of Records. Target Parent shall, for a period of four (4) years after the Effective Time, neither dispose of nor destroy any of the business records or files of Target Parent that pertain in part to Target without first offering to turn over possession of copies thereof to Acquisition Parent, or its successors or assigns, at such party's expense, by written notice to Acquisition Parent, or its successors or assigns, at least thirty (30) days prior to the proposed date of such disposition or destruction.

            (c) Access to Records. Target Parent shall allow Acquisition Parent and its representatives, successors and assigns access to all business records and files of Target Parent that pertain in part to Target, during normal working hours at the principal place of business of Target Parent, or at any location where such records are stored, and Acquisition Parent, or its representatives, successors or assigns, shall have the right, at their own expense, to make copies of any such records and files.

            (d) Assistance with Records. From and after the Effective Time, Target Parent shall make available to Acquisition Parent, upon written request,
(i) personnel of Target Parent to assist Acquisition Parent in locating and obtaining records and files maintained by Target Parent, and (ii) any of the personnel of Target Parent, whose assistance or participation is reasonably required by Acquisition Parent in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which Target or any of its past, present or future affiliates is involved and which relate to the business of Target.

            (e) Auditors' Work Papers. Target Parent shall use its best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Price Waterhouse, and any other independent accounting firm that has reviewed or prepared a report on any financial statements of Target to make available to Acquisition Parent for inspection and copying, at Acquisition Parent's expense and upon its written request therefor, such accounting firm's work papers with respect to any such financial statements and shall take all such actions as required by any such accounting firm in connection with such request.

      4.6 Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting Target shall be made after the Plan Date without prior written consent of Acquisition Parent, which shall not be unreasonably withheld.

      4.7 No Solicitation. Except with respect to Acquisition Parent and its affiliates, after the Plan Date, Target Parent shall not, and Target Parent shall cause Target and the respective officers, directors, employees, agents and representatives of Target Parent and Target (including, without limitation, any investment banker, attorney or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, Target (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to Target for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction. Target Parent shall promptly advise Acquisition Parent of, and communicate to Acquisition Parent the terms of, any such inquiry or proposal Target or Target Parent may receive.

      4.8 Terms of Employment Retention. Acquisition Parent shall cause Target to continue to employ on an at-will basis following the Effective Time all or substantially all of Target's current employees at the same or substantially equivalent compensation basis (including wages and benefits), in the same or substantially equivalent job function or position. Acquisition Parent agrees to recognize the original hire date recognized and determined by Target for each employee retained by Target for the purposes of determining and providing benefits to such employees, including the use of such original hire dates recognized by Target in determining eligibility and the accrual dates related to time off for paid vacation and other benefits affected by the date of hire (it being agreed that Target Parent will credit Acquisition Parent for the amount of accrued but unpaid vacation pay due to the employees as of the Effective Time based upon Target Parent's books and records).

      4.9 Inter-Company Liability. At the Effective Time, Target Parent shall deem the receipt of the Cash to be a repayment of that portion of the Inter-Company Liability remaining following the conversion required by the terms of Section 1.4(a) hereof so that, thereafter, the Surviving Corporation has no obligation whatsoever for the Inter-Company Liability.

      4.10 Tax-Free Treatment. The parties intend and agree that the transactions contemplated herein will qualify for Tax-free treatment under
Section 368(a)(1)(A) of the Code and the rules and regulations promulgated thereunder. None of the parties will take any action that would be inconsistent with or fail to take any action that is reasonably necessary or appropriate to ensure, the qualification or treatment of the transactions contemplated herein as Tax-free under such provisions, without the prior written consent of the other parties hereto.

      4.11 Accounts Receivable. After the Effective Time, Target, as the Surviving Corporation, shall use reasonable efforts to collect the accounts receivable described in Section 2.6, as it shall be updated in accordance with
Section 5.14 and Schedule 2.6 (the "Accounts"), and shall notify Target Parent in writing on a monthly basis as to its progress thereon. To the extent any of the accounts are deemed uncollectible and are written off in accordance with GAAP, Acquisition Parent shall provide Target Parent with prompt written notice of such fact. Target Parent shall, within five (5) business days of the date of such notice, pay to Acquisition Parent, in cash, the amount of any such account that is deemed uncollectible and written off, and shall receive in exchange an assignment to it of each such account.

      4.12  Piggy-Back Registration Rights..

            (a) For a period of two years following the Effective Time, if any securities of Acquisition Parent are proposed to be registered under the Securities Act of 1933, as amended (the "Securities Act") (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities and Exchange Commission is applicable), Acquisition Parent will each such time give written notice to Target Parent of such event. Upon the written request of Target Parent given 60 days after receipt of any such notice (stating the number of shares of Acquisition Parent Stock to be disposed of and the intended method of disposition of such shares), Acquisition Parent will use its best efforts to cause promptly all such shares of Acquisition Parent Stock intended to be disposed of by Target Parent to be registered under the Securities Act and qualified under applicable state securities law so as to permit the sale or other disposition by Target Parent of the shares so registered and to keep such registration and qualification effective until this sale or other disposition of such Acquisition Parent Stock is completed.

            (b) Acquisition Target will furnish to Acquisition Parent such information as Acquisition Parent may reasonably require from Acquisition Target for inclusion in the registration statement (and the prospectus included therein).

            (c) With respect to any registration pursuant to this Agreement, Acquisition Parent shall pay all of the expenses incurred in effecting such registration, excluding any underwriting discount and commission attributable to the shares of Acquisition Parent Stock being sold or otherwise disposed of under this Section 4.12.

            (d) Acquisition Parent and Acquisition Target shall grant to each other the usual and customary indemnifications in connection with any registration of Acquisition Parent Stock hereunder.

                                   ARTICLE V.

                CONDITIONS TO OBLIGATIONS OF ACQUISITION SUB AND
                   ACQUISITION PARENT TO CONSUMMATE THE MERGER

The obligations of Acquisition Sub and Acquisition Parent to effect the Merger, and to cause the other transactions contemplated hereby to occur at the Effective Time, shall be subject to the satisfaction or written waivers by Acquisition Parent of each of the following conditions at or prior to the Effective Time:

      5.1 Representations and Warranties. Each representation and warranty of Target and Target Parent contained in this Agreement and in any schedule or other disclosure in writing from Target or Target Parent shall be true and correct when made, and shall be true and correct on and as of the Effective Time with the same effect as though such representation and warranty had been made on and as of the Effective Time.

      5.2 Covenants. All of the covenants and agreements herein on the part of Target Parent and Target to be complied with or performed on or before the Effective Time shall have been fully complied with and performed.

      5.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (a) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(b) which could, if adversely determined, result in any Material Adverse Effect or (c) as a result of which, in the reasonable judgment of Acquisition Parent, Acquisition Parent would be deprived of the material benefits of the ownership of the Target Stock.

      5.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Target Parent and Target to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Acquisition Parent, including but not limited to consents and approvals by the boards of directors and shareholders of Target and Target Parent, as applicable, and any consent required under the LMITCO Contract.

      5.5 Certificates. Target and Target Parent shall have delivered to Acquisition Parent (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Effective Time, attesting to the good standing of Target in the State of Colorado and Idaho;
(ii) copies, certified by the Secretary of State of Colorado as of a date not more than twenty (20) days prior to the Closing Date, of the Articles of Incorporation and all amendments thereto of Target, and attesting to the existence of Target; (iii) a copy, certified by the Secretary of Target, dated no more than ten (l0) days prior to the Effective Time, of the Bylaws of Target; and (iv) a certificate, dated no more than ten (l0) days prior to the Effective Time, of the Secretaries of Target and Target

Parent relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

      5.6 Estoppel Certificates. Target Parent shall have delivered to Acquisition Parent duly executed estoppel certificates in form and substance satisfactory to Acquisition Parent from the lessors under the Real Property Leases.

      5.7 Opinion of Counsel. Acquisition Parent shall have received an opinion of Johnson & Link, P.C., counsel to Target Parent and Target, dated as of the Effective Time and in form and substance reasonably satisfactory to Acquisition Parent, substantially to the effect that: (a) Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado; (b) the authorized capital stock of Target consists of 10,000,000 shares of common stock, $.01 par value per share, of which 100 shares are outstanding; to counsel's knowledge (subject to compliance with applicable federal and state securities laws), all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of Target; such shares are owned of record by Target Parent and such counsel has no knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of Target, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating Target to issue or dispose of any capital stock or any ownership therein; (c) the execution and delivery of this Agreement, the Certificate of Merger, the Equity Agreement, and all other agreements and documents contemplated hereby by Target and Target Parent and the performance by Target and Target Parent of their respective obligations under this Agreement, the Equity Agreement and such other agreements and documents do not constitute a violation of or a default under their respective Articles of Incorporation or Bylaws (as applicable) or any agreements, arrangements, commitments, orders, judgments or decrees to which they are a party or by which they or their respective assets are bound of which such counsel has knowledge;
(d) Target and Target Parent have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other agreements and documents contemplated hereby (to which each is a party); the execution and delivery of this Agreement and the other agreements and documents by Target and Target Parent and the performance by Target and Target Parent of their obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of Target and Target Parent (as applicable); (e) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of Target and Target Parent, respectively, enforceable against Target and Target Parent (to the extent each is a party) in accordance with their respective terms, subject to the Equitable Exceptions; and (f) to such counsel's knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of Section 2.15 to be described in Schedule 2.15 that are not described therein, and no consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by Target or Target Parent in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

      5.8 No Material Adverse Effect. There shall not have been any Material Adverse Effect.

      5.9 No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, Target shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its affiliates.

      5.10 Compliance with Section 4.1. The Company shall not have entered into any agreement, commitment or transaction nor shall have taken any other action that would not be in compliance with each provision of Section 4.1.

      5.11 Resignations and Releases of Directors and Officers. Acquisition Parent shall have received the resignations of and releases from each of the directors and officers of Target, effective as of the Effective Time.

      5.12 Certificate of Merger. The Certificate of Merger shall be fully executed by all parties thereto and shall have been filed with the Secretary of State of Texas and the Secretary of State of Colorado.

      5.13 Equity Agreement. The Equity Agreement shall be fully executed by all parties thereto.

      5.14 Accounts. Target shall provide the Acquisition Parent with an updated version of Schedule 2.6, showing the Accounts outstanding as of the Effective Time, for the purpose of gauging any obligation Target Parent may have under Section 4.11.

      5.15 LMITCO Contract. Any consent to the transactions contemplated hereby required by the LMITCO Contract shall have been obtained, and LMITCO and all other necessary parties shall have executed a Novation Agreement with respect to the LMITCO Contract.


                                   ARTICLE VI.

              CONDITIONS TO OBLIGATIONS OF TARGET AND TARGET PARENT
                            TO CONSUMMATE THE MERGER

The obligations of Target and Target Parent to effect the Merger and to cause the other transactions contemplated hereby to occur shall be subject to the satisfaction or written waiver by Target Parent of each of the following conditions at or prior to the Effective Time:

      6.1 Representations and Warranties. Each representation and warranty of Acquisition Sub and Acquisition Parent contained in this Agreement and in any schedule or other disclosure in writing from Acquisition Sub or Acquisition Parent shall be true and correct when made, and shall be true and correct on and as of the Effective Time with the same effect as though such representation and warranty had been made on and as of the Effective Time.

      6.2 Covenants. All of the covenants and agreements herein on the part of Acquisition Sub and Acquisition Parent to be complied with or performed on or before the Effective Time shall have been fully complied with and performed.

      6.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

      6.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Acquisition Sub or Acquisition Parent to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Target Parent, including, but not limited to, consents and approvals by the boards of directors and shareholders of Acquisition Sub and Acquisition Parent, as applicable.

      6.5 Certificates. Acquisition Sub and Acquisition Parent shall have delivered to Target Parent (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Effective Time, attesting to the existence and good standing of Acquisition Sub in the State of Texas; (ii) copies, certified by the Secretary of State of Texas as of a date not more than twenty (20) days prior to the Effective Time, of the Articles of Incorporation and all amendments thereto of Acquisition Parent;
(iii) a copy, certified by the Secretary of Acquisition Parent, dated no more than ten (l0) days prior to the Effective Time of the Bylaws of Acquisition Parent; and (iv) a certificate, dated no more than ten (l0) days prior to the Effective Time of the Secretaries of Acquisition Sub and Acquisition Parent relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

      6.6 Opinion of Counsel. Target Parent shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel to Acquisition Sub and Acquisition Parent, dated as of the Effective Time and in form and substance reasonably satisfactory to Target Parent, substantially to the effect that: (a) Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; (b) the execution and delivery of this Agreement, the Certificate of Merger, the Equity Agreement and all other agreements and documents contemplated hereby by Acquisition Sub and Acquisition Parent and the performance by Acquisition Sub and Acquisition Parent of its respective obligations under this Agreement and such other agreements and documents does not constitute a violation of or a default under their Articles of Incorporation or Bylaws (as applicable) or any agreements, arrangements, commitments, orders, judgments or decrees to which they are a party or by which their assets are bound of which such counsel has knowledge; (c) Acquisition Sub and Acquisition Parent have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other agreements and documents contemplated hereby (to the extent each is a party) and the execution and delivery of this Agreement and the other agreements and documents by Acquisition Sub and Acquisition Parent and the performance by Acquisition Sub and Acquisition Parent of their obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of Acquisition Sub and Acquisition Parent; and (d) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of Acquisition Sub and Acquisition Parent, respectively, enforceable against Acquisition Sub and Acquisition Parent (to the extent each is a party) in accordance with their respective terms, subject to the Equitable Exceptions.

      6.7 Certificate of Merger. The Certificate of Merger shall be fully executed by all parties thereto and shall have been filed with the Secretary of State of Texas and the Secretary of State of Colorado.

      6.8 Equity Agreement. The Equity Agreement shall be fully executed by all parties thereto.


                                  ARTICLE VII.

                                     CLOSING

      7.1   Closing. Unless this Agreement is first terminated as provided in
Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Target Parent, in Golden, Colorado, or such other place as is agreed to by Acquisition Parent and Target Parent, on April 24, 1998 or such other date as the parties may agree upon in writing (the "Closing Date").

      7.2 Filing Certificate of Merger. Concurrently with the delivery of the items described above, the parties will file the Certificate of Merger with the Secretary of State of Colorado and the Secretary of State of Colorado, or if pre-filed shall cause such Certificate of Merger to be deemed effective as of the Effective Time.

      7.3 Conversion of Stock. At the Closing, in addition to the execution and/or delivery of those items required by Articles V and VI, the parties will consummate the conversion of the Target Stock and the Acquisition Sub Stock in accordance with Sections 1.4 and 1.5, respectively, and the exchange of share certificates in accordance with Section 1.7.

                                  ARTICLE VIII.

                       TERMINATION PRIOR TO EFFECTIVE TIME

      8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

            (a) By the written mutual consent of Acquisition Parent and Target Parent;

            (b)   By Acquisition Parent if any of the conditions set forth in
Article V shall not have been fulfilled on or prior to the Closing;

            (c) By Target Parent if any of the conditions set forth in Article VI shall not have been fulfilled on or prior to the Closing; or

            (d) By any party hereto if the Merger shall not have been effected on or before May 31, 1998.

      8.2. Rights after Termination. Any termination pursuant to this Article VIII shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this
Article VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.


                                   ARTICLE IX.

                                 INDEMNIFICATION

      9.1   Acquisition Parent's Losses.

            (a) Target Parent agrees to indemnify and hold harmless Acquisition Parent and its directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Acquisition Parent's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Target or Target Parent in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; (ii) the items described in Schedule 2.8 (Tax Matters) or Schedule 2.15 (Litigation and Related Matters) hereof, except in any instance and to the extent Acquisition Parent's Losses result from the negligence or misconduct of Acquisition Parent; or (iii) any failure by Target or Target Parent to observe or perform its covenants and agreements set forth in this Agreement or in any other agreement or document executed by it in connection with the transactions contemplated hereby, except in any instance and to the extent Acquisition Parent's Losses result from the negligence or misconduct of Acquisition Parent.

            (b) "Acquisition Parent's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Target Parent's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Acquisition Parent or such other persons to indemnification hereunder.

            (c) Target Parent agrees to indemnify and hold harmless the Surviving Corporation and Acquisition Parent and their directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Contamination Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of the contamination of the TRAHC that occurred in September 1997.

            (d) "Contamination Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Acquisition Parent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Acquisition Parent and the Surviving Corporation or such other persons to indemnification hereunder.

      9.2   Target Parent Losses.

            (a) Acquisition Parent agrees to indemnify and hold harmless Target Parent and its directors, officers, managers, employees, representatives, agents and attorneys from, against and in respect of any and all Target Parent Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Acquisition Parent in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; or (ii) any failure by Acquisition Parent to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby, except in any instance and to the extent Target Parent Losses result from the negligence or misconduct of a Target Parent.

            (b) "Target Parent Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Acquisition Parent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of Target Parent or such other persons to indemnification hereunder.

      9.3 Notice of Loss. Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Acquisition Parent's Losses, Target Parent shall be the Indemnifying Party and Acquisition Parent and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Contamination Losses, Target Parent shall be the Indemnifying Party and Acquisition Parent and the Surviving Corporation and their directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Target Parent Losses, Acquisition Parent shall be the Indemnifying Party and Target Parent and its respective directors, officers, managers, employees, representatives, agents and attorneys shall be the Indemnified Party.

      9.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

      9.5 Limitations of Indemnification. The persons or entities indemnified pursuant to this Article IX shall not assert any claim for indemnification hereunder until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Indemnifying Party shall exceed $5,000 with respect to all claims, but upon reaching such amount, from the first dollar of all claims.

      9.6 Cooperation. Each of Acquisition Parent, Target Parent and Target, and each of their affiliates, successors and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Federal Drug Administration, Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency, Occupational Safety and Health Administration and Equal Employment Opportunity Commission matters.


                                   ARTICLE X.

                                  MISCELLANEOUS

      10.1 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

      10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void. Notwithstanding the foregoing, after the Effective Time, the Surviving Corporation expects to redomesticate by merging with and into a newly formed Texas corporation that is a wholly owned subsidiary of Acquisition Parent. Such merger, and the accompanying assignment by the Surviving Corporation of all of its rights, interests and obligations hereunder are expressly consented to by all of the parties.

      10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      10.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      10.5 Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

      10.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Acquisition Parent, Target and Target Parent. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto (or their permitted successors or assigns). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      10.7 Schedules, Etc. All Exhibits and Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

      10.8 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) transmitting by facsimile the same with electronic confirmation of receipt.

                  (i)   If to Acquisition Parent, addressed to it at:

                        International Isotopes Inc.
                        3100 Jim Christal Road
                        Denton, Texas  76207
                        Facsimile No.:  (940) 484-0877
                        Attn:  Carl W. Seidel
                        with copies to:

                        Locke Purnell Rain Harrell
                        100 Congress, Suite 300
                        Austin, Texas  78701
                        Facsimile No.:  (512) 305-4800
                        Attn:  Jerry M. Keys, Esq. or Curtis R. Ashmos, Esq.

                  (ii)  If to Acquisition Sub, addressed to it at:

                        I3 Acquisition Sub Inc.
                        3100 Jim Christal Road
                        Denton, Texas 76207
                        Facsimile No.: (940) 484-0877
                        Attn: Carl W. Seidel

                        with copies to:

                        Locke Purnell Rain Harrell
                        100 Congress, Suite 300
                        Austin, Texas  78701
                        Facsimile No.:  (512) 305-4800
                        Attn:  Jerry M. Keys, Esq. or Curtis R. Ashmos, Esq.

                  (iii) If to Target Parent, addressed to:

                        MACTEC, Inc.
                        1819 Denver West Drive, Suite 400
                        Golden, Colorado 80401
                        Facsimile No.: (303) 273-5036
                        Attention: Jimmie F. Dollard

                        with copies to:

                        Johnson & Link, P.C.
                        320 Eighth Avenue
                        P. O. Box 663
                        Ouray, Colorado 81427-0663
                        Facsimile No.: (970) 325-0244
                        Attention: Christian K. Johnson, Esq.

                  (iv)  If to Target, addressed to:

                        MAC Isotopes, Inc.
                        1819 Denver West Drive, Suite 400
                        Golden, Colorado 80401
                        Facsimile No.: (303) 273-5036
                        Attn: Jimmie F. Dollard

                        with copies to:

                        Johnson & Link, P.C.
                        320 Eighth Avenue
                        P. O. Box 663
                        Ouray, Colorado 81427 0663
                        Facsimile No.: (970) 325-0244

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.8 from time to time.

      10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS.

      10.10 Survival of Covenants, Agreements, Representations and Warranties.

            (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

            (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of twelve (12) months following the Closing, except that (i) the representations and warranties contained in Sections 2.8 (Tax and Related Matters), 2.11 (Environmental Laws and Regulations) and 2.18 (Employee Benefit Plans) hereof shall survive until the expiration of the applicable periods (including any extensions) of the statutes of limitation to which such representations and warranties relate, and (ii) the representations and warranties contained in Sections 2.1 (Authorization) and 2.3 (Capital Stock of Target) shall survive indefinitely.

            (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 10.10, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Sections 9.3 and 10.8 hereof prior to expiration of the applicable survival period.

      10.11 Expenses. Target and Target Parent, on the one hand, and Acquisition Sub and Acquisition Parent, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

      10.12 Third Party Beneficiaries. Except as otherwise specifically provided in Article IX, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

      10.13 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

      10.14 Further Assurances. From time to time after the Effective Time, at the request of any other party but at the expense of the requesting party, each of the parties hereto, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

      10.15 Brokers and Agents. Except as disclosed on Schedule 10.15, each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.



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                                      -36-

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Plan Date.

                                            ACQUISITION PARENT:

                                            INTERNATIONAL ISOTOPES INC.


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------


                                            ACQUISITION SUB:

                                            I3 ACQUISITION SUB INC.


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------


                                            TARGET:

                                            MAC ISOTOPES, INC.


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------



                                            TARGET PARENT:

                                            MACTEC, INC.


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 2.3                        Capital Stock

Schedule 2.5                        Financial Statements

Schedule 2.6                        Accounts Receivable

Schedule 2.7                        Permits

Schedule 2.8                        Tax Matters

Schedule 2.9                        Personal Property

Schedule 2.10                       Real Property Leases

Schedule 2.11                       Environmental Matters

Schedule 2.12                       Contracts

Schedule 2.13                       Violations

Schedule 2.14                       Target and Target Parent's Consents

Schedule 2.15                       Litigation

Schedule 2.18                       Employee Benefits

Schedule 2.19                       Employee Matters

Schedule 2.22                       Business Relations

Schedule 2.23                       Officers and Directors

Schedule 2.24                       Bank Accounts

Schedule 2.25                       Absence of Certain Changes

Schedule 3.3                        Acquisition Parent's Consents

Schedule 10.15                      Brokers and Agents


Exhibit A                           Certificate of Merger
Exhibit B                           Equity Agreement